Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

TKO Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A Common Stock, par value $0.00001 per share	457(c) and 457(h)	10,000,000(2)	$102.01(3)	$1,020,100,000.00(3)	0.0001102	$112,415.02

	Equity	Class A Common Stock, par value $0.00001 per share	457(c) and 457(h)	2,600,000(4)	$102.01(3)	$265,226,000.00(3)	0.0001102	$29,227.91

	Total Offering Amounts					$1,285,326,000.00		$141,642.93

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$141,642.93

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock, par value $0.00001 per share (“Common Stock”), of TKO Group Holdings, Inc. (the “Registrant”), which become issuable under the TKO Group Holdings, Inc. 2023 Incentive Award Plan (the “2023 Plan”) or World Wrestling Entertainment, Inc. 2016 Omnibus Incentive Plan (“2016 Plan”) , by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents 10,000,000 shares of Common Stock authorized to be issued under the 2023 Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act. Such computation is based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on September 12, 2023, a date within five business days of the date of this Registration Statement.

(4)

Consists of Common Stock issuable in connection with outstanding restricted stock units and performance stock units granted under the 2016 Plan that will be assumed by the Company as a result of the consummation on September 12, 2023 of the transactions contemplated by the Transaction Agreement by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC, TKO Operating Company, LLC (f/k/a Zuffa Parent, LLC), World Wrestling Entertainment, Inc., TKO Group Holdings, Inc. (f/k/a New Whale, Inc.) and Whale Merger Sub Inc., dated April 2, 2023.